Exhibit 3.1(ai)
ARTICLES OF ORGANIZATION
CLARKSBURG SKYLARK, LLC
THIS IS TO CERTIFY:
     FIRST: That I, Robert L. Brownell, whose post office address is 8601 Georgia Avenue, Suite 908, Silver Spring, Maryland 20910, being at least eighteen (18) years of age, and authorized to file these Articles of Organization by the members forming this limited liability company, do hereby form a limited liability company under the general laws of the State of Maryland.
     SECOND: That the name of the limited liability company (which is hereinafter called the “Company”) is:
“CLARKSBURG SKYLARK, LLC”
     THIRD: The purpose for which the Company is formed and the business or objects to carried on and promoted by it are to own, develop, lease and sell property and conduct all activities related thereto.
     The foregoing enumeration of the purposes, objects and business of the Company is made in furtherance and not in limitation of the powers conferred upon the Company by law, and it is not intended, by the mention of any particular purpose, object of business mentioned, to limit or restrict any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Company, and the said Company shall have, enjoy and exercise all of the powers and rights now or hereafter conferred by law or statue upon limited liability companies.
     FOURTH: The post office address of the principal office of the Company in this State is c/o Wheeler & Korpeck, LLC, 8601 Georgia Avenue, Suite 908, Silver Spring, Maryland 20910. The Resident Agent of the Company in this State is William T. Wheeler, whose post office address is 8601 Georgia Avenue, Suite 908, Silver Spring, Maryland 20910. Said Resident Agent is a citizen of the State of Maryland and actually resides therein.
     FIFTH: The operating agreement to regulate or establish any aspect of the affairs of the Company or the relations of its members shall be a written agreement.
     SIXTH: The authority of members to act for the Company solely by virtue of being members is limited.

     IN WITNESS WHEREOF, I have signed these Articles of Organization, and I acknowledge the same to be my act and that to the best of my knowledge, information and belief all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

/s/ Robert L. Brownell
Robert L. Brownell
Dated: April 27, 2001
STATE OF MARYLAND
COUNTY OF MONTGOMERY
     On this 27th day of April, 2001, before me, the undersigned officer, personally appeared Robert L. Brownell, known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.
     In Witness Whereof, I hereunto set my hand and official seal.

/s/ Linda E. Katz
Notary Public
My Commission expires: 11-1-03

     I HEREBY CONSENT TO ACT AS RESIDENT AGENT IN MARYLAND FOR THE ENTITY NAMED IN THE ATTACHED INSTRUMENT.

/s/ William T. Wheeler
SIGNATURE

WILLIAM T. WHEELER
PRINTED NAME

3